Exhibit 10.4

Name:	[•]
Number of Shares of Stock Subject to the Stock Option:	[•]
Price Per Share:	[•]
Date of Grant:	[•]
Vesting Commencement Date:	[•]

Skyline Champion Corporation
2018 Equity Incentive Plan

[•] Grant

Non-statutory Stock Option Agreement (Employees)

This agreement (this “Agreement”) evidences a stock option granted by Skyline Champion Corporation (the “Company”) to the undersigned (the “Participant”) pursuant to the Company’s 2018 Equity Incentive Plan (as amended from time to time, the “Plan”), which is incorporated herein by reference. Except as otherwise defined herein, all capitalized terms used herein shall have the same meaning as provided in the Plan.

1.Grant of Stock Option.  On the date of grant set forth above (the “Date of Grant”), the Company hereby grants to the Participant an option (the “Stock Option”) to purchase, on the terms provided herein and in the Plan, up to the number of shares of Stock set forth above (each, a “Share”, and collectively, the “Shares”) at the exercise price per Share set forth above, in each case subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the date hereof.

The Stock Option evidenced by this Agreement is a non-statutory option (that is, an option that does not qualify as an incentive stock option under Section 422 of the Code).  The Participant is an employee of the Company and/or of one or more subsidiaries of the Company with respect to which the Company has a “controlling interest” as described in Treas. Regs. §1.409A-1(b)(5)(iii)(E)(1).

2.Vesting; Method of Exercise; Treatment of the Stock Option upon Cessation of Employment.

(a)

Vesting.  Unless earlier terminated, forfeited, relinquished or expired, the Stock Option shall vest as follows, subject to the Participant remaining in continuous Employment from the Date of Grant through the applicable vesting date.

(i)Except as provided in Section 2(a)(ii) or (iii) below, the Stock Option shall vest as to one-third (1/3) of the Shares on each of the first, second, and third anniversaries of the Vesting Commencement Date, with the number of Shares that vest on any such date, other than the final vesting date, being rounded down to the nearest whole Share.

(ii)In the event the Company terminates the Participant’s Employment without Cause, the next one-third (1/3) of the Shares that would have vested had the Participant remained in Employment shall vest upon the cessation of the Participant’s Employment, with the number of Shares that vest on any such date, other than the final vesting date, being rounded down to the nearest whole Share.

(iii)In the event the Participant’s Employment is terminated due to death or Disability, any unvested portion of the Stock Option that remains outstanding shall automatically vest upon the cessation of the Participant’s Employment.

(b)

Exercise of the Stock Option.  No portion of the Stock Option may be exercised until it vests.  Each election to exercise the Stock Option must comply with such rules as the Administrator prescribes from time to time and must be accompanied by payment in full of the exercise price in one or more of the forms described in Section 6(b)(3) of the Plan.  For the avoidance of doubt, the Participant may pay the exercise price through the withholding of unrestricted shares of Stock that would have otherwise been deliverable upon exercise of the Stock Option, such shares having a Fair Market Value equal to the exercise price.  In the event that the Stock Option is exercised by a person other than the Participant, the Company will be under no obligation to deliver Shares hereunder unless and until it is satisfied as to the authority of the person to exercise the Stock Option and compliance with applicable securities laws.  The latest date on which the Stock Option or any portion thereof may be exercised will be the tenth (10th) anniversary of the Date of Grant (the “Final Exercise Date”).  Any portion of the Stock Option that remains outstanding and has not been exercised by the Final Exercise Date will thereupon immediately terminate.

(c)

Treatment of the Stock Option upon Cessation of Employment.  Notwithstanding the provisions of Section 6(a)(4) of the Plan, if the Participant’s Employment ceases, the Stock Option, to the extent not already vested, will be immediately forfeited, and any portion of the Stock Option that is then outstanding will be treated as follows:

(i)Subject to clauses (ii), (iii) and (iv) below or as otherwise determined by the Administrator in connection with the final sentence of this Section 2(c), the Stock Option to the extent vested immediately prior to the cessation of the Participant’s Employment will remain exercisable until the earlier of (A) the 90th day following the date of such cessation of Employment, or (B) the Final Exercise Date, and except to the extent previously exercised as permitted by this Section 2(c)(i), will thereupon immediately terminate.

(ii)Subject to clauses (iii) and (iv) below and Section 2(a)(ii) of this Agreement or as otherwise determined by the Administrator in connection with the final sentence of this Section 2(c), the Stock Option, to the extent vested as of the cessation of the Participant’s Employment by the Company without Cause, the Stock Option will remain exercisable until the earlier of (A) the 180th day following the date of such cessation of Employment, or (B) the Final Exercise Date, and except to the extent previously exercised as permitted by this Section 2(c)(ii), will thereupon immediately terminate.

(iii)Subject to Section 2(a)(iii) of this Agreement or as otherwise determined by the Administrator in connection with the final sentence of this Section 2(c), the Stock Option, to the extent vested as of the cessation of the Participant’s Employment due to death or Disability, will remain exercisable until the earlier of (A) the first anniversary of the Participant’s death or Disability or (B) the Final Exercise Date, and except to the extent previously exercised as permitted by this Section 2(c)(iii) will thereupon immediately terminate.

(iv)The Stock Option (whether or not vested or exercisable) will terminate and be forfeited immediately prior to the cessation of Participant’s Employment if the Participant is terminated by the Company for Cause.

For the avoidance of doubt, the Administrator shall have discretion to determine vesting treatment of any then-unvested portion of the Stock Option in the event the Participant’s Employment terminates due to retirement.

3.Restrictive Covenants.  The Participant acknowledges and agrees that he or she shall be bound by the Covenants Regarding Competition, Solicitation and Confidentiality set forth in Exhibit A attached hereto.

4.Forfeiture; Recovery of Compensation.  By accepting the Stock Option the Participant expressly acknowledges and agrees that his or her rights (and those of any permitted transferee) under the Stock Option or to any Stock acquired under the Stock Option or any proceeds from the disposition thereof, are subject to Section 6(a)(5) of the Plan (including any successor provision).  Nothing in the preceding sentence shall be construed as limiting the general application of Section 8 of this Agreement.

5.Transfer of Stock Option.  The Stock Option may not be transferred except at death in accordance with Section 6(a)(3) of the Plan.

6.Certain Tax Matters.  The Participant expressly acknowledges and agrees that the Participant’s rights hereunder, including the right to be issued the Shares (or any portion thereof) upon exercise of the Stock Option, are subject to the Participant’s promptly paying, or in respect of any later requirement of withholding being liable promptly to pay at such time as such withholdings are due, to the Company in cash (or by such other means as may be acceptable to the Administrator in its discretion) all taxes required to be withheld, if any.  No Shares will be transferred pursuant to the exercise of the Stock Option unless and until the person exercising the Stock Option has remitted to the Company an amount in cash sufficient to satisfy any federal, state, or local requirements with respect to tax withholdings then due and has committed (and by exercising the Stock Option such person shall be deemed to have committed) to pay in cash all tax withholdings required at any later time in respect of the transfer of such Shares, or has made other arrangements satisfactory to the Administrator with respect to such taxes.  For the avoidance of doubt, the Participant may pay any taxes contemplated by this Section 6 consistent with the method for paying such taxes as described in the last sentence of Section 6(a)(6) of the Plan.  The Participant also authorizes the Company and its subsidiaries to withhold such amounts from any amounts otherwise owed to the Participant, but nothing in this sentence shall be construed as relieving the Participant (or any permitted transferee) of any liability for satisfying his or her obligations under the preceding provisions of this Section 6.

7.Effect on Employment.  Neither the grant of the Stock Option, nor the issuance of Shares upon exercise of the Stock Option, will give the Participant any right to be retained in the employ or service of the Company or any of its subsidiaries, affect any right of the Company or any of its subsidiaries to discharge or discipline the Participant at any time, or affect any right of the Participant to terminate his or her Employment at any time.

8.Acknowledgments.  By accepting the Stock Option, the Participant agrees to be bound by, and agrees that the Stock Option is subject in all respects to, the terms of the Plan.  In the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan will control.  The Participant further acknowledges and agrees that (i) the signature to this Agreement on behalf of the Company is an electronic signature that will be treated as an original signature for all purposes hereunder and (ii) such electronic signature will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Participant.

9.Stock Ownership and Holding Guidelines.  The Stock Option and any Shares delivered under the Stock Option are subject to any stock ownership and holding guidelines as may be adopted by the Company and are in effect from time to time (the “Guidelines”).  By accepting or being deemed to have accepted the Stock Option, the Participant acknowledges and agrees to comply with the terms and conditions of the Guidelines.

[Signature page follows.]

The Company, by its duly authorized officer, and the Participant have executed this Agreement as of the date first set forth above.

   SKYLINE CHAMPION CORPORATION

By: __________________________

Name: Mark Yost

Title: CEO

Agreed and Accepted:

By_______________________________

Exhibit 10.4

EXHIBIT A

Covenants Regarding Competition, Solicitation and Confidentiality

Restricted Activities. The Participant agrees that some restrictions on his or her activities during and after his or her Employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates.

1. Non-compete, Non-solicitation, Non-disclosure. During Employment and for twelve (12) months after the Participant terminates Employment (the “Restricted Period”), the Participant shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates within any geographic area in which the Company or any of its Affiliates do business or undertake any planning for any business competitive with the Company or any of its Affiliates in the United States, the United Kingdom or Canada. Specifically, but without limiting the foregoing, the Participant agrees not to engage in any manner in any activity that is directly or indirectly competitive or potentially competitive with the business of the Company or any of its Affiliates as conducted or under consideration at any time during the Participant’s Employment by the Company or any of its Affiliates, and further agrees not to work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Person who is engaged in any business that is competitive with the business of the Company or any of its Affiliates for which the Participant has provided services, as conducted or in planning during his or her Employment. For the purposes of this Exhibit A, the business of the Company and its Affiliates shall be defined to include all Products and the Participant’s undertaking shall encompass all items, products and services that may be used in substitution for Products. The foregoing, however, shall not prevent the Participant’s passive ownership of two percent (2%) or less of the equity securities of any publicly traded company.

The Participant agrees that, during Employment, he or she will limit his or her outside activity, whether or not competitive with the business of the Company or any of its Affiliates, so that it does not and, could not reasonably be expected to, give rise to a conflict of interest or otherwise unreasonably interfere with his or her duties and obligations to the Company or any of its Affiliates.

The Participant agrees that, during the Restricted Period, the Participant will not directly or indirectly (a) solicit or encourage any customer of the Company or any of its Affiliates to terminate or diminish its relationship with them; or (b) seek to persuade any such customer or prospective customer of the Company or any of its Affiliates to conduct with anyone else any business or activity which such customer or prospective customer conducts or could conduct with the Company or any of its Affiliates; provided that these restrictions shall apply (y) only with respect to those Persons who are or have been a customer of the Company or any of its Affiliates at any time within the immediately preceding two year period or whose business has been solicited on behalf of the Company or any of its Affiliates by any of their officers, employees or agents within said two year period, other than by form letter, blanket mailing or published advertisement, and (z) only if the Participant has performed work for such Person during his or her Employment or been introduced to, or otherwise had contact with, such Person as a result of his or her Employment or his or her consultancy with the Company or any of its Affiliates or has had access to Confidential Information which would assist in the Participant’s solicitation of such Person.

The Participant agrees that during the Restricted Period, the Participant will not, and will not assist any other Person to, (a) hire or solicit for hiring any employee of the Company or any of its Affiliates or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment or (b) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with them. For the purposes of this Exhibit A, an “employee” of the Company or any of its Affiliates is any person who was such at any time within the preceding twelve (12) months.

The Participant agrees that during the Restricted Period, the Participant will not provide information about the Company or any of its Affiliates, their business or the industries in which they are engaged to any Person (including without limitation, any organization), whether as an employee, an independent contractor or otherwise, without the advance written consent of the Company, except disclosure that is required by law.

Until forty-five (45) days after the conclusion of the Restricted Period, the Participant shall give notice to the Company of each new business activity he or she plans to undertake, at least ten (10) days prior to beginning any such activity. Such notice shall state the name and address of the Person for whom such activity is undertaken and the nature of the Participant’s business relationship(s) and position(s) with such Person. The Participant shall provide the Company with such other pertinent information concerning such business activity as the Company may reasonably request in order to determine the Participant’s continued compliance with his or her obligations under this Exhibit A.

2.Confidentiality and Related Matters.

The Participant acknowledges that the Company and its Affiliates continually develop Confidential Information (as defined herein); that the Participant may have developed or had access to Confidential Information through his or her Employment and other associations with the Company and its Affiliates. The Participant agrees that he or she shall not disclose to any Person or use any Confidential Information, other than as required for the proper performance of the services or as required by applicable law after notice to the Company and a reasonable opportunity for it to seek protection of the Confidential Information prior to disclosure. For avoidance of doubt, “reasonable opportunity” shall be determined under the circumstances, provided that the Participant shall make every effort to provide notice as expeditiously as is reasonably possible to the Company. The Participant understands and agrees that this restriction is in addition to any restrictions to which he or she is bound as a result of his or her prior Employment and that this restriction, as well as any earlier agreed restrictions, shall continue to apply both during Employment and thereafter, regardless of the reason for its termination.

All documents, records, disks and other media of every kind and description containing Confidential Information, and all copies, (the “Documents”), whether or not prepared by the Participant, shall be the sole and exclusive property of the Company. The Participant shall return to the Company no later than the date on which his or her Employment terminates, and at such earlier time or times as the Company may specify, all Documents as well as all other property of the Company and its Affiliates, then in the Participant’s possession or control.

During Employment and thereafter, the Participant shall not give any statement or make any announcement, directly or indirectly, orally or in writing, publicly or to the media (electronic, print or otherwise) about the Company or any of its Affiliates, without the prior written consent of the Board or its expressly authorized representative.

3.Assignment of Rights to Intellectual Property. The Participant shall promptly and fully disclose to the Company all Intellectual Property (as defined herein). The Participant hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Participant’s full right, title and interest in and to all Intellectual Property. The Participant agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. All copyrightable works that the Participant creates in the performance of his or her services hereunder shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

4.Enforcement of Covenants. The Participant acknowledges that he or she has carefully read and considered all the terms and conditions of the Non-Statutory Stock Option Agreement, including the restraints imposed upon him or her pursuant to this Exhibit A. The Participant agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates; that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent him or her from obtaining other suitable employment during the period in which the Participant is bound by these restraints. The Participant further agrees that he or she will never assert, or permit to be asserted on his or her behalf, in any forum, any position contrary to the foregoing. The Participant further acknowledges that, were he or she to breach any of the covenants contained in this Exhibit A, the damage to the Company would be irreparable. The Participant therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Participant of any of said covenants, without having to post bond. So that the Company and its Affiliates may enjoy the full protection of these bargained-for restrictions, the parties agree that the period of restriction in any of the covenants in this Exhibit A shall be tolled, and shall not run, during any period the Participant is in breach thereof. The parties further agree that, in the event that any provision of this Exhibit A shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

5.Definitions. For purposes of this Exhibit A, the following definitions shall apply.  To the extent a term is capitalized and not defined in this Exhibit A, such term shall have the meaning as ascribed to such term in the Non-Statutory Stock Option Agreement or the Plan, as applicable.

a.“Affiliate” shall mean, with respect to any specified Person at any time, any other Person that directly or indirectly controls, or is controlled by, or is under common control with, such specified Person at such time.

b.“Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by those with whom the Company or any of its Affiliates competes or does business, or with whom the Company or any of its Affiliates plans to compete or do business and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company or any of its Affiliates would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iv) the identity and special needs of the customers of the Company and its Affiliates and (v) the people and organizations with whom the Company and its Affiliates have business relationships and the nature and substance of those relationships. Confidential Information also includes any information that the Company or any of its Affiliates has received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed.

c.“Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Participant (whether alone or with others, whether or not during normal business hours or on or off the Company premises) during the Participant’s Employment that relate to either the Products or any prospective activity of the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

d.“Person” shall mean any natural person, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other legal entity of any nature whatsoever.

e.“Products” mean all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during the Participant’s Employment.